LICENSE AGREEMENT

         THIS AGREEMENT, made as of this 3rd day of May, 2004, by and among Charles B. Carlson ("Carlson"), an individual, Horizon Investment Services, LLC ("Horizon"), an Indiana limited liability company, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, Carlson has written a book entitled "Winning With The Dow's Losers" (the "Book") which describes certain investment concerns and strategies, including the investment strategies set forth in Exhibit A attached hereto (the "Strategies");

         WHEREAS, all proprietary rights to the contents of the Book, together with any or all of the text, graphics, logos, and other proprietary information contained in the Book, the Strategies, and the names "Horizon Investment Services" and "Charles B. Carlson" (collectively, the "Property") are owned by Carlson and Horizon;

         WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

         WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest substantially all of its assets in securities selected in accordance with one or more of the Strategies (the "Trusts");

         WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts; and

         WHEREAS, Carlson and Horizon are willing to license the Property to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Carlson and Horizon hereby grant to Van Kampen and the Trusts an Exclusive (as defined below) license to use and refer to the Property, with prior approval from Horizon, in connection with the Trusts, provided, however, that Van Kampen and the Trusts may not republish the Book in its entirety without any necessary consent from the publisher of the Book. The license granted herein shall continue until the later to occur of the termination of this Agreement or the termination date of the last existing Trust.

         (b) Each of Carlson and Horizon covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

         (c) Each of Carlson and Horizon represents and warrants that they own all proprietary rights in and to the Property and have the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

         (d) Van Kampen, on behalf of the Trusts, acknowledges that each of Carlson and Horizon have represented and warranted that the Property is the exclusive property of Carlson and Horizon and that Carlson and Horizon have and retain all proprietary rights there except to the extent otherwise provided herein. Except as otherwise specifically provided herein, Carlson and Horizon reserve all rights to the Property, and this Agreement shall not be construed to transfer to Van Kampen or the Trusts any ownership right to, or equity interest in, any of the Property.

         2. Fees. For the license granted herein, Van Kampen, on behalf of the Trusts, agrees that the Trusts shall pay Horizon the license fee set forth in Exhibit B hereto.

         3. Term. Subject to Section 7, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless a party terminates the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the then-current term. The Initial Term and the Renewal Term are referred to herein as the "Term".

         4. Exclusivity and Right of First Refusal. (a) Each of Carlson and Horizon covenants and agrees that the licenses granted herein shall be Exclusive (as defined below) during the period from the Effective Date until the two year anniversary thereof (the "Initial Exclusivity Period"). This period shall be extended for additional one-year periods (each one-year period being an "Extended Exclusivity Period") if at the end of the Initial Exclusivity Period and, subsequent thereto, at the end of an Extended Exclusivity Period, either
(i) the asset balance of all outstanding Trusts equals or exceeds $250 million or (ii) Van Kampen pays Horizon an up front annual minimum license fee with respect to each Extended Exclusivity Period equal to (A) $62,500 plus (B) $62,500 minus two and one-half basis points (0.025%) of the asset balance of all outstanding Trusts. "Exclusive" as used herein shall mean that neither Carlson nor Horizon, or anyone acting on behalf of any of the aforesaid parties, shall take any action to market or promote any UIT based on a Strategy other than the Trusts or shall permit the use of any of the Property in connection with the creation, marketing or promotion of any UIT other than the Trusts. Except as provided in Section 4(b), nothing contained herein shall limit the right of Carlson or Horizon to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

         (b) Carlson and Horizon covenant and agree that, during the Term of this Agreement, neither Carlson nor Horizon, or anyone acting on their behalf, shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless Carlson and Horizon shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such an unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to Carlson or Horizon within 15 days after receipt of such offer.

         5. Assignment. None of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the others.

         6. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Carlson or Horizon, and that the services performed hereunder by Carlson and Horizon shall be as independent contractors and not as employees or agents of Van Kampen. Carlson and Horizon shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and each of Carlson and Horizon agree that he or it shall not hold itself out as an employee or agent of Van Kampen.

         7. Termination. (a) Carlson and Horizon may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Carlson or Horizon that is not remedied within ten (10) business days after written notice thereof.

         (c) Carlson and Horizon and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

         Any termination under Section 7(a) or (b) shall not limit any other remedies for breach the non-breaching parties may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

         8. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customer, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by every other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section shall survive the termination of this Agreement.

          9. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

         (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, Carlson and Horizon may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a Carlson or Horizon piece or in response to questions of the media or others, without Van Kampen's prior written consent, except that Carlson and Horizon may state that Carlson or Horizon license the Property to the Trusts and may describe the services provided under this Agreement to the extent that such services are described in any Registration Statement or other publicly available materials produced by Van Kampen.

         10. Indemnification. (a) In the event any claim is brought by any third party against Carlson or Horizon that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as applicable, to comply with any law, rule or regulation relating to the Trusts, Carlson or Horizon, as applicable, shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Carlson or Horizon, as applicable, against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Carlson and Horizon shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Carlson and Horizon shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Carlson or Horizon.

         (b) In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Carlson or Horizon of their respective obligations hereunder, or the failure of Carlson or Horizon to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Carlson or Horizon, as applicable, and Carlson or Horizon shall defend such claim at its expense and under its control. Carlson and Horizon shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Carlson and Horizon shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

         (c) The indemnifications set forth in this Section shall survive the termination of this Agreement for any cause whatsoever.

         11. Arbitration and Governing Law. (a) Any dispute, controversy or difference which may arise among the parties hereto out of or in connection with this Agreement or any agreement entered into among the parties pursuant to this Agreement or any breach hereof or thereof shall, if possible, be settled by mutual consultation in good faith between senior executive officers of the parties having requisite decision making authority. Such mutual consultation shall take place as soon as practicable after the receipt by one party of a written notice from another party describing the dispute, controversy or difference between them. Except as provided in Section 8, in the event that the dispute is not resolved to the satisfaction of such parties by such consultation within 90 days of the written notice given to one party pursuant to this Section 11(a), either party to the dispute may initiate the arbitration procedure set forth in Section 11(b) of this Agreement. Such arbitration shall be the exclusive method for resolving any such unresolved disputes.

         (b) Subject to Section 11(a), all disputes arising in connection with this Agreement that are not resolved as contemplated by Section 11(a), shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by one or more arbitrators appointed in accordance with the said Rules. Such arbitration shall be held in New York, New York in accordance with the Rules.

         (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         (d) An arbitration award rendered shall be final and binding upon the parties hereto. The amount of the costs of any such arbitration and by whom they shall be paid will be determined as part of the arbitration. Judgment upon such arbitration award may be entered in any court having jurisdiction over the parties or their assets.

     12. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

     13. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

     14. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Carlson or Horizon:

                           Horizon Investment Services, LLC
                           7412 Calumet Avenue
                           Hammond, IN 46324-2692
                           Attn: Charles B. Carlson

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to :

                           Van Kampen Investments Inc.
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attn:  Office of the General Counsel

         Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

     15. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     16. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

                              VAN KAMPEN FUNDS INC.

                                       By

            Name_____________________________________________________

            Title____________________________________________________



                               CHARLES B. CARLSON
                        HORIZON INVESTMENT SERVICES, LLC

                                       By

            Name_____________________________________________________

            Title____________________________________________________



                                    EXHIBIT A

                                   STRATEGIES

"Strategy" means:

o Purchase the 5 or 10 worst performing stocks from the Dow Jones Industrial Average over the preceding 12 month time period based percent price change.

o Purchase the 5 or 10 stocks from the Dow Jones Industrial Average trading the farthest percent below their 200 day moving average price at any given point in time.

o Sell short the 5 or 10 best performing stocks from the Dow Jones Industrial Average over the preceding 12 month time period based percent price change.

o Sell short the 5 or 10 stocks from the Dow Jones Industrial Average trading the farthest above below their 200 day moving average price at any given point in time.

         The above strategies shall include purchases or sales of the 5 lowest priced stocks from the 10 worst/best performers or the 10 farthest below/above their 200 day moving average.



                                    EXHIBIT B

                                  LICENSE FEES

         Van Kampen shall pay license fees in accordance with the following:

         During each Year (defined below) of the Term, the Van Kampen will provide to Horizon a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth (i) the asset balance for the Trusts at such Quarter-end, and (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, the Van Kampen will pay (each, a "Quarterly Payment"), to the Horizon, an amount equal to one-quarter of the Basis Point Amount (defined below).

         All amounts will be paid in cash or readily available funds and will be non-refundable.

         All amounts are stated in U.S. dollars (at the applicable exchange rate prevailing at the time payment is due, as published in The Wall Street Journal).

         Definitions:

         "Basis Point Amount" means, at any time during a Year, an amount equal to eight (8) basis points (.08) on the then Rolling Average Asset Balance.

         "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

         "Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Trusts in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Trusts for such months and dividing the result by the number of such months.

         "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.




                                  CONFIDENTIAL
                                LICENSE AGREEMENT

                  This License Agreement, dated as of May 3, 2004, is made by and between Dow Jones & Company, Inc. ("Dow Jones"), having an office at 200 Liberty Street, New York, New York 10281, and Horizon Investment Services, LLC (the "Licensee"), having an office at 7412 Calumet Avenue, Hammond, IN 46324-2692.

                  WHEREAS, Dow Jones compiles, calculates and maintains the Dow Jones Industrial Average (the "Index"), and Dow Jones owns rights in and to the Index, the proprietary data contained therein, and the Dow Jones Marks (defined below) (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property"); and

                  WHEREAS, Dow Jones uses in commerce and has trade name, trademark and/or service mark rights to the designations "Dow Jones," "Dow Jones Industrial Average," "DJIA," "Dow Industrials," "The Dow", "The Dow 10" and "The Dow 5" (such rights being hereinafter individually and collectively referred to as the "Dow Jones Marks"); and

                  WHEREAS, the Licensee wishes to use the Index and the related Dow Jones Marks, pursuant to the terms and conditions hereinafter set forth, in connection with (i) the issuance, marketing and promotion of the Products (as defined in Section 1(b)) and (ii) making disclosure about such Products under applicable laws, rules and regulations in order to indicate that the Products are based on the Index and that Dow Jones is the source of the Index.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

     1.   Grant of License.

          (a) Subject to the terms and conditions of this Agreement, Dow Jones hereby grants to the Licensee a non-transferable non-exclusive license to use and refer to the Dow Jones Marks in connection with the issuance, management, sale, marketing and promotion of the Products in order to indicate that the amounts payable under the terms of the Products are calculated with reference to the Strategy (as defined in Schedule A) and that Dow Jones is the source of the Index, and as may otherwise be required by applicable laws, rules or regulations or under this Agreement.

          (b) As used in this Agreement, "Products" means the products described on Schedule A hereto that are issued and managed by the Licensee or a Sublicensee (pursuant to a sublicense agreement attached hereto as Exhibit I). Any changes to the terms and conditions of the Products, as those terms are described in Schedule A, will be subject to Dow Jones' prior written consent.

          (c) Except as otherwise expressly provided in Schedule A, nothing contained in this Agreement constitutes a license to the Licensee to use (i) any one or more of the indexes compiled, calculated and maintained by Dow Jones, including the Index (collectively, the "indexes"), or (ii) any one or more of the indexes of which any of the Indexes is comprised (if applicable) (the "Component Indexes"), for any purpose.

          (d) The Licensee acknowledges that the Index and the Dow Jones Marks are the exclusive property of Dow Jones and that Dow Jones has and retains all Intellectual Property and other proprietary rights therein. Except as otherwise specifically provided herein, Dow Jones reserves all rights to the Index and the Dow Jones Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Index or the Dow Jones Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

          (e) The Licensee acknowledges that the Index and its compilation and composition, and any changes therein, are and will be in the complete control and sole discretion of Dow Jones.

          (f) Dow Jones' grant of license to the Index to the Licensee shall be Exclusive (as defined below) during the period from the Commencement Date until the two year anniversary thereof (the "Initial Exclusivity Period"). The Exclusivity Period shall be extended for additional one-year period(s) (the "Extended Exclusivity Period") if at the end of the Initial Exclusivity Period and each Year of the Initial Term, either (i) the asset balance of the Products equals or exceeds US$250 million or (ii) Licensee pays Dow Jones an up front annual minimum license fee equal to $62,500 with respect to each upcoming one-year period. "Exclusive" as used herein shall mean that Dow Jones may not grant a license to any third party a license to use the Index in connection with the Strategy in the United States.

     2.   Term.

                    The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless either party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term. (The Initial Term and the Renewal Term, the "Term".) Dow Jones shall have the right to modify the license fees payable hereunder at the end of the Initial Term and each Renewal Term by providing Licensee sixty
               (60) days written notice of such modification. If Licensee objects to such modification, Licensee shall have the right to terminate the Agreement by providing Dow Jones written notice of termination within thirty (30) days of receipt of notification of the modification.

     3.   License Fees.

          (a) As consideration for the license granted herein, the Licensee shall pay to Dow Jones license fees ("License Fees") as set forth on Schedule B hereto.

          (b) If independently audited financial statements for the Products are prepared, the Licensee shall provide Dow Jones with such audited financial statements promptly after receipt thereof by the Licensee. Dow Jones may use such audited financial statements to confirm the accuracy of any one or more calculations of License Fees. Dow Jones shall not bear the cost of any such audit. In addition, Dow Jones shall have the right to audit on a confidential basis the relevant books and records of the Licensee to confirm the accuracy of any one or more calculations of Licensee Fees. Dow Jones shall bear its own costs of any such audit unless it is determined that Dow Jones has been underpaid by 5% or more with respect to the payments being audited, in which case Dow Jones' costs of such audit shall be paid by the Licensee.

     4.   Termination.

          (a) If there is a material breach of this Agreement by either party (such party, the "breaching party," and, the other party, the "non-breaching party"), or if either party (such party, the "harmed party") believes in good faith that material damage or harm is occurring to its reputation or good will by reason of its continued performance hereunder (other than pursuant to Section 4(d)), then the non-breaching party or the harmed party, as the case may be, may terminate this Agreement, effective thirty (30) days after written notice thereof to the other party (with reasonable specificity as to the nature of the breach or the condition causing such damage or harm, as the case may be, and including a statement as to such party's intent to terminate), unless the other party shall correct such breach or the condition causing such damage or harm, as the case may be, within such 30-day period.

          (b) The Licensee may terminate this Agreement upon ninety (90) days' prior written notice to Dow Jones (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order) if (i) any legislation or regulation is finally adopted or any government interpretation is issued that prevents the Licensee from issuing, marketing or promoting the Products; (ii) any material litigation or regulatory proceeding regarding the Products is commenced; or (iii) any of the events set forth in
               Section 4(c)(i) or (iii) occurs.

          (c) Dow Jones may terminate this Agreement upon ninety (90) days' prior written notice to the Licensee if (i) any legislation or regulation is finally adopted or any government interpretation is issued that in Dow Jones' reasonable judgment materially impairs Dow Jones' ability to license and provide the Index or the Dow Jones Marks under this Agreement; (ii) any litigation or proceeding is commenced which relates, directly or indirectly, to Dow Jones' licensing and providing the Index or the Dow Jones Marks under this Agreement, or any such litigation proceeding is threatened and Dow Jones reasonably believes that such litigation or proceeding would be reasonably likely to have a material and adverse effect on the Index or the Dow Jones Marks or on Dow Jones' ability to perform under this Agreement; (iii) Dow Jones elects (other than pursuant to Section 4(d)) to cease compiling, calculating and publishing values of the Index; or (iv) any of the events set forth in Section 4(b)(i) through (ii) occurs.

          (d) Notwithstanding anything to the contrary herein, Dow Jones shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of the Index at any time that Dow Jones determines that such Index no longer meets or will not be capable of meeting the criteria established by Dow Jones for maintaining the Index, and thereupon to terminate this Agreement (but Dow Jones will use all reasonable efforts to provide the Licensee with as much prior notice as is reasonably practicable under the circumstances).

          (e) Dow Jones may terminate this Agreement, upon written notice to the Licensee, if any securities exchange (i) ceases to provide data to Dow Jones necessary for providing the Index, (ii) terminates Dow Jones' right to receive data in the form of a "feed" from such securities exchange, (iii) materially restricts Dow Jones' right to redistribute data received from such securities exchange, or (iv) institutes charges (other than nominal charges or charges which Dow Jones deems to be reasonable to be incurred in connection with providing the Index) for the provision of data to Dow Jones or the redistribution of data by Dow Jones.

          (f) Dow Jones may terminate this Agreement upon written prior notice to the Licensee if no offering with respect to any Products has commenced by 180 days after the date hereof.

     5.   Dow Jones Obligations.

          (a) Dow Jones is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Products or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Products by the Licensee.

          (b) Dow Jones agrees to provide reasonable support for the Licensee's development and educational efforts with respect to the Products by responding in a timely fashion to any reasonable request by the Licensee for information regarding the Index.

          (c) Dow Jones shall use reasonable efforts to safeguard the confidentiality of all impending changes in the components or method of computation of the Index until such changes are publicly disseminated, and shall require the same of any agent with whom it has contracted for computation thereof. Dow Jones shall implement reasonable procedures so that only those persons at Dow Jones directly responsible for changes in the composition or method of computation of the Index shall be granted access to information respecting impending changes.

     6. Trademark Filings; Recognition of Intellectual Property Rights; Protection of Intellectual Property; Quality Control.

          (a) Dow Jones shall apply only for such trademark and trade name registrations for the Dow Jones Marks only in such jurisdictions, if any, where Dow Jones, in its sole discretion, considers such filings appropriate. The Licensee shall reasonably cooperate with Dow Jones in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose. The Licensee shall use the following notice when referring to the Index or any of the Dow Jones Marks in any informational materials to be used in connection with the Products (including all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials, including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to Dow Jones, the Index or any of the Dow Jones Marks (collectively, the "Informational Materials"):

                    "Dow Jones Industrial AverageSM", "DJIASM", "Dow 30SM", "Dow IndustrialsSM", "The Dow SM", and "The Dow 10 SM" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by [INSERT NAME OF LICENSEE]. [INSERT NAME OF LICENSEE]'S [INSERT NAME OF PRODUCT(S)], based on the Dow Jones Industrial AverageSM, are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s). or such similar language as may be approved in advance in writing by Dow Jones.

          (b) The Licensee agrees that the Dow Jones Marks and all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Dow Jones Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of Dow Jones. The Licensee acknowledges that each of the Dow Jones Marks is part of the business and goodwill of Dow Jones and agrees that it shall not contest the fact that the Licensee's rights in the Dow Jones Marks under this Agreement (i) are limited solely to the use of the Dow Jones Marks in connection with the issuance, marketing, and/or promotion of the Products and disclosure about the Products under applicable law as provided in Section 1(a), and (ii) shall cease upon termination or expiration of this Agreement, except as otherwise expressly provided herein. Upon termination or expiration of this Agreement, the Licensee shall have no right to use any Dow Jones Marks and shall inform any recipients of Informational Materials that in any way use or refer to any Dow Jones Marks that this Agreement has been terminated or has expired and that Dow Jones no longer provides the Index to the Licensee. The Licensee recognizes the great value of the reputation and goodwill associated with the Dow Jones Marks and acknowledges that such goodwill associated with the Dow Jones Marks belongs exclusively to Dow Jones, and that Dow Jones is the owner of all right, title and interest in and to the Dow Jones Marks in connection with the Products. The Licensee further acknowledges that all rights in any translations, derivations or modifications in the Dow Jones Marks which may be created by or for the Licensee shall be and shall remain the exclusive property of Dow Jones and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement. The Licensee shall never, either directly or indirectly, contest Dow Jones' exclusive ownership of any of the Intellectual Property. The Licensee shall not, except with Dow Jones' prior written consent, use any Dow Jones Mark, or the designation "Dow Jones" or "Dow," or any other Dow Jones mark, in conjunction with the Licensee's own trademark(s) resulting in a composite mark, and, if the Licensee obtains Dow Jones' consent therefor, then such resulting composite mark shall be part of the intellectual property of Dow Jones and included in the Dow Jones Marks as defined herein, and Dow Jones shall be permitted to register such usage in all jurisdictions, if any, as Dow Jones deems to be reasonably necessary or prudent, without opposition from the License. The Licensee agrees to cooperate with Dow Jones, at Dow Jones' expense, in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose.

          (c) In the event that the Licensee learns of any infringement or imitation of the Index and/or any Dow Jones Mark, or of any use by any person of a trademark similar to any of the Dow Jones Marks, it shall promptly notify Dow Jones. Dow Jones shall take such action, if any, as it deems advisable for the protection of rights in and to the Index and the Dow Jones Marks and, if requested to do so by Dow Jones, the Licensee shall cooperate with Dow Jones in all respects, at Dow Jones' expense, including, without limitation, by being a plaintiff or co-plaintiff and, upon Dow Jones' reasonable request, by causing its officers to execute appropriate pleadings and other necessary documents. In no event, however, shall Dow Jones be required to take any action it deems inadvisable. The Licensee shall have no right to take any action which would materially affect the Index and/or any of the Dow Jones Marks without Dow Jones' prior written approval.

          (d) The Licensee shall use all reasonable efforts to protect the goodwill and reputation of Dow Jones, the Index and the Dow Jones Marks in connection with its use of the Index and any of the Dow Jones Marks under this Agreement. The Licensee shall submit to Dow Jones, for Dow Jones' review and approval, and the Licensee shall not use until receiving Dow Jones' approval thereof in writing, all Informational Materials that in any way use or refer to Dow Jones, the Index or any of the Dow Jones Marks. Dow Jones' approval shall be required with respect to the use of and description of Dow Jones, the Index or any of the Dow Jones Marks. Dow Jones shall notify the Licensee of its approval or disapproval of any Informational Materials within 72 hours (excluding any day which is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from the Licensee. Once Informational Materials have been approved by Dow Jones, subsequent Informational Materials which do not alter the use or description of Dow Jones, the Index or such Dow Jones Marks, as the case may be, need not be submitted for review and approval by Dow Jones.

          (e) Whenever the Dow Jones Marks are used in any Informational Material in connection with any of the Products, the name of the Licensee shall appear in close proximity to the Dow Jones Marks so that the identity of the Licensee, and its status as an authorized licensee of such Dow Jones Marks, is clear and obvious.

     7.   Proprietary Rights.

          (a) The Licensee acknowledges that the Index is selected, compiled, coordinated, arranged and prepared by Dow Jones through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Dow Jones. The Licensee also acknowledges that the Index and the Dow Jones Marks are valuable assets of Dow Jones and agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index.

          (b) Each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are marked as "Confidential" by the providing party and (ii) the terms of this Agreement (collectively, "Confidential Information"). Confidential Information as described in clause (i) of the preceding sentence shall not include (A) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (B) any information that is independently developed by the receiving party without use of or reference to information from the providing party.

          (c) Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the providing party for disclosure or (ii) required by law, regulatory agency or court order to be disclosed by the receiving party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing party and provided further that the receiving party shall cooperate with the providing party to limit the extent of such disclosure. The provisions of Sections 7(b) and (c) shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

     8.   Warranties; Disclaimers.

          (a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable law or regulation. The Licensee represents and warrants to Dow Jones that the issuance, marketing, promotion, sale and resale of the Products by the Licensee will not violate any agreement applicable to the Licensee or violate any applicable laws, rules or regulations, including without limitation, securities, commodities and banking laws.

          (b) The Licensee represents, warrants and covenants to Dow Jones that the Products shall at all times comply with the descriptions set forth on Schedule A.

          (c) The Licensee shall include the statement contained in Exhibit II hereto in any filing with a governmental agency, each prospectus and registration statement, and in any contracts relating to the Products (and upon request shall furnish copies thereof to Dow Jones), and the Licensee expressly agrees to be bound by the terms of the statement contained in Exhibit II hereto (which terms are expressly incorporated herein by reference and made a part hereof). Any changes in the statement contained in Exhibit II hereto must be approved in advance in writing by an authorized officer of Dow Jones.

          (d) Notwithstanding any provision of this Agreement, and without limiting the disclaimers set forth in this Agreement (including in Exhibit II hereto), in no event shall the cumulative liability of Dow Jones to the Licensee and its affiliates under or relating to this Agreement at any time exceed the aggregate amount of License Fees received by Dow Jones pursuant to this Agreement.

     9.   Indemnification.

          (a) The Licensee shall indemnify and hold harmless Dow Jones and its affiliates, and their respective officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys' and experts' fees) (collectively, "Losses") as a result of any claim, action or proceeding that arises out of or relates to (i) this Agreement (except to the extent such Losses arise out of or relate to a breach by Dow Jones of its representations and warranties under this Agreement) or (ii) the Products, provided, however, that Dow Jones must promptly notify the Licensee in writing of any such claim, action or proceeding (but the failure to do so shall not relieve the Licensee of any liability hereunder except to the extent the Licensee has been materially prejudiced therefrom). The Licensee may elect, by written notice to Dow Jones within ten (10) days after receiving notice of such claim, action or proceeding from Dow Jones, to assume the defense thereof with counsel reasonably acceptable to Dow Jones. If the Licensee does not so elect to assume such defense or disputes its indemnity obligation with respect to such claim, action or proceeding, or if Dow Jones reasonably believes that there are conflicts of interest between Dow Jones and the Licensee or that additional defenses are available to Dow Jones with respect to such defense, then Dow Jones shall retain its own counsel to defend such claim, action or proceeding, at the Licensee's expense. The Licensee shall periodically reimburse Dow Jones for its expenses incurred under this Section 9. Dow Jones shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder and with respect to which the Licensee has elected to assume the defense; provided, however, that Dow Jones shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the Licensee unless Dow Jones waives its right to indemnity hereunder. The Licensee, in the defense of any such claim, action or proceeding, except with the written consent of Dow Jones, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Dow Jones of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Dow Jones.

          (b) The indemnification provisions set forth herein are solely for the benefit of Dow Jones and are not intended to, and do not, create any rights or causes of actions on behalf of any third party.

     10.  Suspension of Performance.

                    Notwithstanding anything herein to the contrary, neither Dow
               Jones nor the Licensee shall bear responsibility or liability for any Losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected; provided, however, that this Section 10 shall not affect the Licensee's obligations under Section 9(a) in the case of any claim, action or proceeding brought by a third party.

     11.  Injunctive Relief.

                    In the event of a material breach by one party ("Breaching
               Party") of provisions of this Agreement relating to the Confidential Information of the other party ("Non-breaching Party"), the Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Non-breaching Party shall be entitled to preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement. All remedies under this Section 11 shall be cumulative.

     12.  Other Matters.

          (a) This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

          (b) This Agreement, including the Schedules and Exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

          (c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

          (d) No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

          (e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand (with written confirmation of receipt), by registered or certified mail (return receipt requested), or by facsimile transmission (with confirmation of receipt), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and
               (iii) deemed given upon receipt.

                  If to Dow Jones: Dow Jones & Company, Inc.
                  ---------------
                                            U.S. Route 1 North at Ridge Road
                                            Monmouth Junction, NJ  08852
                                            Attn:  Michael A. Petronella
                                            Managing Director, Dow Jones Indexes
                                            Fax No:  609/452-3242

                  With a copy to:           Dow Jones & Company, Inc.
                  --------------
                                            4300 N. Route 1
                                            South Brunswick, NJ 08852
                                            Attn:  Legal Department
                                            Fax No:  609 520 4021

                  If to the Licensee:       Horizon Investment Services, LLC
                  ------------------
                                            7412 Calumet Avenue
                                            Hammond Indiana 46324-2692
                                            Phone: 219-852-3200
                                            Fax: 219-931-6487
                                            Attn: Chuck Carlson, CEO

          (f) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

          (g) This Agreement (and any related arrangements between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors, and nothing in this Agreement (and any related arrangements between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any sublicensee of the Licensee hereunder or any purchaser of any Products issued by the Licensee), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related arrangements between the parties hereto).

          (h) Sections 6(b), 7(b) and (c) (as provided therein), 8, 9, 11 and 12(f), and this Section 12(h), shall survive the expiration or termination of this Agreement.

          (i) The parties hereto are independent contractors. Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

          (j) All references herein to "reasonable efforts" shall include taking into account all relevant commercial and regulatory factors. All references herein to "regulations" or "regulatory proceedings" shall include regulations or proceedings by self-regulatory organizations such as securities exchanges.

                    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.


                            DOW JONES & COMPANY, INC.

                                       By:
               --------------------------------------------------
                           Name: Michael A. Petronella
                       Title: President, Dow Jones Indexes


                        HORIZON INVESTMENT SERVICES, LLC

                                       By:
               --------------------------------------------------
                                      Name:
                                     Title:


                              INDEX OF ATTACHMENTS

SCHEDULES:

Schedule A                                  Products Description
Schedule B                                  License Fees

EXHIBITS:

Exhibit I                                   Sublicense Agreement
Exhibit II                                  Disclaimer Language





                                   SCHEDULE A

                              PRODUCTS DESCRIPTION

An investment [?--read this in connection with (a)(ii)- a "fund that is ... publicly-offered debt obligations"] that is either (a) (i) a unit investment trust registered under the Investment Company Act of 1940[not defined] or (ii) publicly-offered debt obligations, (b) whose investment objective is based on the Strategy and (c) not traded on an exchange (electronically or otherwise). The term "Strategy" shall mean the investment strategy pursuant to which funds are invested as set forth below. The below strategy is commonly referred to as the "Underdogs of The DowSM" or Worst to First strategy.

Strategy means that Licensee will:

1.) Purchase the 5 or 10 worst performing stocks from the [Not defined] Dow Jones Industrial Average over the preceding 12 month time period based percent price change. 2.) Purchase the 5 or 10 stocks from the Dow Jones Industrial Average trading the farthest percent below their 200 day moving average price at any given point in time.

3.) Sell short the 5 or 10 best performing stocks from the Dow Jones Industrial Average over the preceding 12 month time period based percent price change. 4.) Sell short the 5 or 10 stocks from the Dow Jones Industrial Average trading the farthest above below their 200 day moving average price at any given point in time.

5.) This should also apply to choosing the 5 lowest priced stocks from the 10 worst/best performers or the 10 farthest below/above their 200 day moving average.

The name of the Products shall be subject to Dow Jones' prior written approval.




                                    EXHIBIT I

                              SUBLICENSE AGREEMENT

                  This Sublicense Agreement (the "Sublicense Agreement"), dated as of May 3, 2004, is made by and between Van Kampen Funds Inc., on behalf of itself and certain unit investment trusts, (the "Sublicensee"), Dow Jones & Company, Inc. ("Licensor"), and Horizon Investment Services, LLC
("Sublicensor").

                              W I T N E S S E T H :

                  WHEREAS, pursuant to that certain License Agreement, dated as of May 3, 2004, by and between Licensor and Sublicensor ("License Agreement"), Licensor has granted Sublicensor a license to use and sublicense certain Intellectual Property (as defined in the License Agreement) in connection with the issuance, management, sale, marketing and/or promotion of certain Products (as defined in the License Agreement); and

                  WHEREAS, Sublicensee wishes to issue, manage, sell, market and/or promote the Products and to use and refer to the Intellectual Property in connection therewith.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Intellectual Property in connection with the issuance, management distribution, marketing and/or promotion of the Products (as modified by Appendix A hereto, if applicable). All capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

                  2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding Schedule B). Except as described herein, Sublicensee agrees to obligate itself to all the provisions thereof as if Sublicensee were the Licensee thereunder (including, without limitation, the indemnification obligations in Section 9 insofar as such obligations arise out of or relate to the Products to be sold, issued, marketed and/or promoted by the Sublicensee), other than the obligation to pay the License Fees imposed by
Section 3 of the License Agreement, which shall be paid by Sublicensor as Licensee thereunder.

                  3. Sublicense Fees.

                    (a) As consideration for the license granted herein, Sublicensee shall pay to Sublicensor license fees ("Sublicense Fees") as set forth on Schedule 1 hereto.

                    (b) If independently audited financial statements for the Products are prepared, the Sublicensee shall provide Sublicensor with such audited financial statements promptly after receipt thereof by the Sublicensee. Sublicensor may use such audited financial statements to confirm the accuracy of any one or more calculations of Sublicense Fees. Sublicensor shall not bear the cost of any such audit. In addition, Sublicensor shall have the right to audit on a confidential basis the relevant books and records of the Sublicensee to confirm the accuracy of any one or more calculations of Sublicense Fees. Sublicensor shall bear its own costs of any such audit unless it is determined that Sublicensor has been underpaid by 5% or more with respect to the payments being audited, in which case Sublicensor's costs of such audit shall be paid by the Sublicensee.

                  4. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that Sublicensor may have against Licensor.

                  5. All notices and other communications under this Sublicense Agreement shall be (i) in writing, (ii) delivered by hand (with written confirmation of receipt), by registered or certified mail (return receipt requested), or by facsimile transmission (with confirmation of receipt), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

                If to Licensor:           Dow Jones & Company, Inc.
                --------------
                                          U.S. Route 1 North at Ridge Road
                                          Monmouth Junction, NJ  08852
                                          Attn:  Michael A. Petronella
                                          Managing Director, Dow Jones Indexes
                                          Fax No:  609/452-3242

                With a copy to:           Dow Jones & Company, Inc.
                --------------
                                          4300 N. Route 1
                                          South Brunswick, NJ 08852
                                          Attn:  Legal Department
                                          Fax No:  609 520 4021

                If to the Sublicensor:    Horizon Investment Services, LLC
                ---------------------
                                          7412 Calumet Avenue
                                          Hammond Indiana 46324-2692
                                          Phone: 219-852-3200
                                          Fax: 219-931-6487
                                          Attn: Chuck Carlson, CEO

                If to Sublicensee:        Van Kampen Funds Inc.
                -----------------
                                          1 Parkview Plaza
                                          Oakbrook Terrace, IL 60181-5555
                                          Attn:  Steve Massoni
                                          Fax No:  630/684-8390

                With a copy to:           Van Kampen Investments Inc.
                --------------
                                          1221 Avenue of the Americas
                                          New York, NY 10020
                                          Attn:  Office of the General Counsel
                                          Fax No:  212/762-9544


                  5. This Sublicense Agreement shall be construed in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction.

                  6. This Sublicense Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

                                   SUBLICENSEE

                              Van Kampen Funds Inc.
                       By:_______________________________
                      Title:______________________________

                                   SUBLICENSOR

                        Horizon Investment Services, LLC
                       By:_______________________________
                      Title:______________________________

                                    LICENSOR

                           Dow Jones & Coompany, Inc.
                       By:_______________________________
                      Title:______________________________




                                   SCHEDULE 1
                                       TO
                              SUBLICENSE AGREEMENT

                                 SUBLICENSE FEES

Sublicensee shall pay license fees in accordance with the following:

     During each Year (defined below) of the Term, the Sublicensee will provide to Sublicensor a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth (i) the asset balance for each Product at such Quarter-end, and (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, the Sublicensee will pay (each, a "Quarterly Payment"), to the Sublicensor, an amount equal to one-quarter of the Basis Point Amount (defined below).

          o All amounts will be paid in cash or readily available funds and will be non-refundable.

          o All amounts are stated in U.S. dollars (at the applicable exchange rate prevailing at the time payment is due, as published in The Wall Street Journal).

          o The terms hereof shall be deemed "Confidential Information" for purposes of Section 7(b) of the License Agreement.

          o    Definitions:

               "Basis Point Amount" means, at any time during a Year, an amount equal to two (2) basis points (.02) on the then Rolling Average Asset Balance.

               "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

               "Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Products for such months and dividing the result by the number of such months.

               "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.





                                   EXHIBIT II

         The [Products] are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the [Product(s)] or any member of the public regarding the advisability of investing in securities generally or in the [Product(s)] particularly. Dow Jones' only relationship to the Licensee is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial Average,SM which is determined, composed and calculated by Dow Jones without regard to [the Licensee] or the [Product(s)]. Dow Jones has no obligation to take the needs of [the Licensee] or the owners of the [Product(s)] into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the [Product(s)] to be issued or in the determination or calculation of the equation by which the [Product(s)] are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the [Product(s)].

         DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [THE LICENSEE], OWNERS OF THE [PRODUCT(S)], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND [THE LICENSEE].




                                                        Nasdaq-100 Index License
                                                                   Version: 7.04


          AGREEMENT FOR NASDAQ-100 INDEX(R) RELATED DERIVATIVE PRODUCTS

         This agreement ("AGREEMENT"), is made by and between The Nasdaq Stock Market, Inc. ("NASDAQ"), a Delaware Corporation (Nasdaq and its affiliates are collectively referred to as the "CORPORATIONS") whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and Van Kampen Funds Inc. ("LICENSEE") whose principal offices are located at 1221 Avenue of the Americas, New York, NY 10020. Nasdaq and Licensee are collectively referred to as the "PARTIES" and individually as a "PARTY".

         WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R) as trade names, trademarks or service marks ("MARKS");

         WHEREAS, Nasdaq determines the components of the Nasdaq-100 Index(R) and the proprietary data contained therein ("INDEX") and such efforts involve the considerable expenditure of time, effort, judgment and money; and

         WHEREAS, Nasdaq calculates, maintains, and disseminates the Index; and

         WHEREAS, Licensee desires to use and Nasdaq desires to license the right to use the Index as a benchmark, component of a pricing or settlement mechanism for the fund, financial instrument, derivative or other products noted in Attachment II ("DERIVATIVE PRODUCTS") to be issued, listed and/or traded by Licensee or its authorized affiliates and use the Marks solely in materials relating or referring to the Derivative Products; and

         WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, redeem, purchase and/or renew ("ISSUE", "ISSUING", or "ISSUANCE") such Derivative Products, and each Derivative Product will be Issued as legally required under applicable law;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Nasdaq, intending to be legally bound, agree as follows:

SECTION 1.        TERM AND LIFE OF AGREEMENT.

         1.1 The term ("TERM") of this Agreement for a particular Derivative Product is that stated for that Derivative Product in Attachment II. In the absence of a statement there, the Term for that Derivative Product is the period from the Effective Date stated in Attachment II (if none is stated, the date the Agreement is signed by Nasdaq) until the end of one year therefrom; thereafter, the Term of this Agreement shall renew for subsequent one year terms, unless either Party gives Notice to the other at least ninety (90) days before the end of the present Term, or otherwise terminates the Term of this Agreement as provided herein.

         1.2 The life ("LIFE") of this Agreement for a particular Derivative Product is that stated for that Derivative Product in Attachment II. In the absence of a statement there, the Life for that Derivative Product is until one year after the date of the expiration or cancellation of the last of that Derivative Product Issued under this Agreement.

SECTION 2. SCOPE OF LICENSE. Nasdaq hereby grants Licensee a non-exclusive, non-transferable and non-sub-licensable (except as provided herein) license to use the Index as a component of a pricing or settlement mechanism for Derivative Products that are Issued by Licensee during the Term of this Agreement. Nasdaq further grants Licensee the right to use the Marks solely in materials referring or relating to the Derivative Products during the Life of this Agreement. No license is granted to use the Index or Marks for any other use, including as part of a news service or for collateral products, without the Consent of Nasdaq.

SECTION 3. FEES. Licensee shall pay Nasdaq the fees specified in Attachment II ("FEES"), in immediately available United States funds. Where there are Annual Fees, such are due as of the effective date of this Agreement, or by the beginning date of any subsequent Term. Fees established as due by a particular date, are due by that date. All other Fees are due within thirty (30) days of the date established for the production of the report or date of the invoice upon which the Fee is based. Any amount not paid within thirty (30) days after its due date is subject to interest at the rate of one and one-half percent (1 1/2 %) per month (or the highest rate permitted by law, whichever is lower) until paid, plus costs of collection, including reasonable in-house and outside attorneys' fees. Licensee shall also assume full and complete responsibility for the payment of any taxes, charges or assessments imposed on Licensee, any sub-licensee, or the Corporations by any foreign or domestic national, state, provincial, local or other government bodies, or subdivisions thereof, and any penalties or interest, (other than personal property or income taxes imposed on Nasdaq) relating to this Agreement. In addition, if Licensee is required by applicable law to deduct or withhold any such tax, charge or assessment from the amounts due Nasdaq, then such amounts due shall be increased so that the net amount actually received by Nasdaq after the deduction or withholding of any such tax, charge or assessment, will equal one hundred percent (100%) of the charges specified.

SECTION 4. AUDIT RIGHTS. During the Life of this Agreement, Nasdaq shall have the right, with reasonable Notice to Licensee, during normal business hours, to audit on a Confidential basis, any relevant books and records of Licensee or its sub-licensees to ensure that the type and amount of Fees calculated or stated to be payable to Nasdaq are complete and accurate. Licensee shall bear the costs of such audit (including reasonable in-house and outside accountant and attorneys' fees, if incurred) if Nasdaq determines that Licensee (together with its sub-licensees) has not paid, calculated, and/or reported Fees of more than five percent (5%) of that due Nasdaq under this Agreement.

SECTION 5.        REVIEW OF MATERIALS.

         5.1 Licensee shall submit to Nasdaq for review a copy of any material submitted to any regulatory body or governmental agency, which is required in order to obtain approval for the Issuance or resale of any Derivative Product. To the extent practicable, such materials or a copy of the then best draft shall be given to Nasdaq at least three (3) business days before their submittal to the body or agency (but in any event, a copy of the final document shall be sent by Notice to Nasdaq no later than three (3) business days after submittal to the agency or body).

         5.2 Licensee shall give Nasdaq a copy, within three (3) business days of receipt, of any notice, correspondence, process, or other material received from any regulatory body, governmental agency, or any court, during or after the approval process which indicates that any Derivative Product is or might be in violation of, or otherwise not subject to approval because of, any law, or any rule, regulation, or order of any applicable body or agency.

         5.3 For Derivative Product offerings which may be sold to the public, Licensee shall provide Nasdaq with a copy of any informational or promotional materials referring or relating to such offering, including, any prospectus, offering memorandum, registration statement, circular, advertisement, or brochure at least three (3) business days prior to its initial dissemination to third parties. Licensee need not resupply a copy of any material that is substantially like material previously submitted to Nasdaq and is identical as it describes the Corporations or their operations, the markets operated by the Corporations, the Index or the Marks, or the authorization, review, or endorsement of the Corporations of the Derivative Product. For all other Derivative Products, Licensee shall provide a description of such product to Nasdaq within 3 business days of the initial Issue of such product, and upon reasonable request, provide Nasdaq, on a Confidential basis, a copy of any materials or agreements related to such product.

         5.4 If Nasdaq reasonably objects by Notice or fax transmission to Licensee to any material as it describes the Corporations or their operations, the markets operated by the Corporations, the Index or the Marks, or the authorization, review, or endorsement of the Corporations of the Derivative Product, Licensee shall alter or withdraw such material to Nasdaq's satisfaction within thirty (30) days of receipt of Nasdaq objection. If Licensee refuses to so alter or withdraw, Nasdaq may terminate the Term of this License with regard to that Derivative Product, upon thirty (30) days Notice to Licensee, with an opportunity to cure within that period.

SECTION 6. PROTECTION OF MARKS. Nasdaq will use reasonable efforts to maintain and protect the value of its Index and Marks. However, nothing shall obligate Nasdaq to undertake an action or settlement, or refrain from an action or settlement with respect to any particular potential, threatened, or actual infringement of its Index or Marks. Licensee shall cooperate with Nasdaq in maintenance, registrations, and policing of Nasdaq's rights in the Index and the Marks. Such cooperation is not a waiver of nor shall it require violation of its attorney/client, work product, or other privilege.

SECTION 7.        CALCULATION OF INDEX.

         7.1 Licensee agrees that the Index is a product of the selection, coordination, arrangement, and editing of Nasdaq and that such efforts involve the considerable expenditure by Nasdaq of time, effort, and judgment. As between the Parties, Licensee recognizes that Nasdaq is the rightful licensor of the Index and the Marks. No license is granted to Licensee to calculate the Index. While Nasdaq will use reasonable efforts based on sources deemed reliable in calculating the Index, NASDAQ DOES NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THE INDEX OR OF THE DATA USED TO CALCULATE THE INDEX OR DETERMINE THE INDEX COMPONENTS, OR THE UNINTERRUPTED OR UN-DELAYED CALCULATION OR DISSEMINATION OF THE INDEX. NASDAQ DOES NOT GUARANTEE THAT THE INDEX ACCURATELY REFLECTS PAST, PRESENT, OR FUTURE MARKET PERFORMANCE. NASDAQ IS NOT RESPONSIBLE FOR ANY MANIPULATION OR ATTEMPTED MANIPULATION OF THE INDEX BY MEMBERS OF THE NASD. Nasdaq is free to pick and alter the components and method of calculation of the Index without Consent of Licensee.

         7.2 Nasdaq shall give Licensee at least ninety (90) days Notice of the cessation of public calculation or dissemination of the Index. However, Nasdaq shall either continue to provide Licensee with a calculation of the Index for the Life of this Agreement, or, on a Confidential basis, provide Licensee with the then applicable method of calculation of the Index. Licensee may terminate the Term of this Agreement on the date Noticed by Nasdaq for the cessation or dissemination of the Index, and Nasdaq shall refund Licensee a portion of the pre-paid Fees for that Term calculated according to Section 11.

SECTION 8.        MARKING OF LICENSEE'S USE.

         8.1 In any prospectus, offering memorandum, contract, or in some other conspicuous written manner, for each Derivative Product to each third party involved in such Issuance, Licensee shall insure that substantially the following language appears (in conspicuous type, such as at least eleven (11) point type and the second paragraph in bold) so as to be enforceable under applicable local law(s):

         The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. or its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Van Kampen Funds Inc. ("Licensee") is in the licensing of the Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R) trademarks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

         THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.2 In all other materials relating or referring to a Derivative Product, Licensee shall include at least this much of the above language, or similar formulation:

         Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R), are trademarks of The Nasdaq Stock Market, Inc. (which with its affiliatEs is referred to as the "Corporations") and are licensed for use by Van Kampen Funds Inc.. The Product(s) have not been passed on by the Corporations as to their legality or suitability. The Product(s) are not issued, endorsed, sold, or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE PRODUCT(S).

SECTION 9. SUB-LICENSEES. Licensee may sub-license the use of the Index by the subsidiaries or affiliates listed in Attachment I. Licensee may, by Notice to Nasdaq, request permission to sub-license other subsidiaries or affiliates under Licensee's control. Nasdaq will not unreasonably refuse its Consent (as that term is further defined in Section 26 herein) to such a request. Licensee must also request Nasdaq's prior Consent to sub-license an entity that is a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component). Nasdaq, in its sole discretion, may Consent to such sub-license. The present list of sub-licensable entities is listed in Attachment I. However, Licensee shall assume all responsibility for and will hold harmless and indemnify the Corporations against any action or inaction by a sub-licensee as if such action or inaction were that of the Licensee. In order to sub-license any entity, Licensee must have obtained an agreement with the sub-licensee, which is enforceable under applicable local law and contains the provisions set forth in Attachment III, modified solely to make them enforceable under applicable local law(s). Licensee may not waive any provision of the sub-license or of this Agreement without Consent of Nasdaq.

SECTION 10. LIMITED WARRANTY. Nasdaq warrants that it will calculate the Index in accordance with its then applicable method for calculation of the Index. LICENSEE'S SOLE REMEDY IN EVENT OF A FAILURE OF THIS WARRANTY IS TO HAVE NASDAQ RECALCULATE THE INDEX FOR THE AFFECTED TIMES ACCORDING TO NASDAQ'S APPLICABLE METHOD FOR CALCULATION OF THE INDEX AT THE AFFECTED TIME(S). IN THE EVENT THAT NASDAQ IS UNABLE OR UNWILLING TO RECALCULATE THE INDEX FOR AN AFFECTED PERIOD OF OVER SEVEN CONSECUTIVE BUSINESS DAYS, NASDAQ WILL REFUND TO THE LICENSEE THE PORTION OF FEES CALCULATED IN SECTION 11. THE CORPORATIONS DO NOT REPRESENT OR WARRANT THAT THE INDEX OR THE MEANS BY WHICH NASDAQ CALCULATES THE INDEX IS FREE OF DEFECTS. THE CORPORATIONS DO NOT REPRESENT OR WARRANT THE TIMELINESS, SEQUENCE, ACCURACY OR COMPLETENESS OF THE CALCULATION OF THE INDEX, OR THAT THE INDEX WILL MEET LICENSEE'S REQUIREMENTS. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND OF ANY OTHER WARRANTY OR OBLIGATION ON THE PART OF THE CORPORATIONS.

SECTION 11. REFUNDS. Where this Section is cross-referenced, the portion of Fees refunded will be calculated as follows. If an applicable Fee was paid for the right to Issue a Derivative Product during a period of time, then the amount of the Fee to be refunded shall be the amount of the Fee times the number of days remaining in the period for which the affected Derivative Product(s) were not permitted under this Agreement to be Issued, divided by the total number of days in the period. If a Fee was paid which related to Issuance of an entire Derivative Product, then the amount of the Fee to be refunded shall be the amount of the Fee actually paid which related to that portion of that Derivative Product that was affected.

SECTION 12.       INDEMNIFICATION.

         12.1 Nasdaq has registered the Marks in the United States and certain other countries. In the United States Nasdaq warrants and represents that it has the right to grant the rights to use the Index and Marks specified in this Agreement and that the license shall not infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary ("INTELLECTUAL PROPERTY") right of any third party. Nasdaq will as its sole and entire liability and obligation to Licensee (and any third party or sub-licensee): defend, indemnify, and hold harmless ("INDEMNIFY") Licensee (including its and its sub-licensee's officers, directors, employees, and agents) against any and all claims, demands, actions, suits, or proceedings ("DISPUTES") asserting that the Index or any Mark infringes any Intellectual Property right of any third party and Nasdaq will pay the third party the total amount of any award, judgment, or settlement (including all damages however designated) awarded to such third party resulting from the Dispute to the extent caused by failure of Nasdaq's warranty.

         12.2 Licensee agrees to Indemnify Corporations (including its and their officers, directors, employees, and agents) from any and all Disputes as the result of Licensee (including any sub-licensee) failure to fulfill its obligations under this Agreement, any Licensee (including any sub-licensee) use of the Index or any Mark that is not expressly permitted by this Agreement, claims relating to or arising from a Derivative Product, or any other matter relating or arising out of this Agreement except to the extent directly caused by actions of the Corporations and will pay the third party the total amount of any award, judgment, or settlement (including all damages however designated) awarded such third party resulting from such Dispute except to the extent directly caused by actions of the Corporations.

         12.3     The right to be Indemnified shall apply to a dispute only if:

         (a) the Party seeking indemnification promptly, and within no more than five (5) calendar days of its receipt of notice of such Dispute, gives Notice to the other Party of the Dispute;

         (b) the Party seeking to be Indemnified cooperates fully with the other in the defense thereof (such cooperation does not require and is without waiver by either Party of attorney/client, work product, or other privilege);

         (c) the Indemnifying Party has sole control of the defense and all related settlement negotiations.

         12.4 In the event of a Dispute involving infringement or if in Nasdaq's opinion such a Dispute is likely to occur, or if the use of the Index or Mark is enjoined, Nasdaq may, at its sole option and expense, procure for Licensee the right to continue using the Index or Mark, replace or modify the Index or Mark to become non-infringing, or terminate the Term of the Agreement (with a refund of Fees for that Term calculated in Section 11).

SECTION 13. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE CORPORATIONS AND EXCEPT TO THE EXTENT STATED IN SECTIONS 12, OR 16, THE TOTAL AMOUNT OF THE CORPORATIONS' LIABILITY FOR CLAIMS OR LOSSES BASED UPON, ARISING OUT OF, RESULTING FROM OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, WARRANTY, OR OTHERWISE, SHALL IN NO CASE EXCEED THE GREATER OF ONE YEAR'S FEES UNDER THIS AGREEMENT OR $20,000. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE CORPORATIONS' LIABILITY UNDER THIS AGREEMENT. BOTH PARTIES UNDERSTAND AND AGREE THAT THE TERMS OF THIS AGREEMENT REFLECT A NEGOTIATED AND REASONABLE ALLOCATION OF RISK AND LIMITATIONS GIVEN COMMERCIAL REALITIES OF THE TRANSACTION.

SECTION 14. CONSEQUENTIAL DAMAGES. EXCEPT AS NOTED IN SECTION 12 AND EXCEPT FOR A BREACH OF SECTION 16, THE CORPORATIONS SHALL NOT BE LIABLE TO THE LICENSEE, ANY SUB-LICENSEE, OR ANY OTHER PERSON FOR ANY LOST PROFITS, ANTICIPATED PROFITS, LOSS BY REASON OF SHUTDOWN IN OPERATION OR INCREASED EXPENSES OF OPERATION, LOSS OF GOODWILL, FOR LOSS CAUSED IN SALE OF, PURCHASE OF, OR BY THE DERIVATIVE PRODUCT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, EVEN IF THE CORPORATIONS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 15. FORCE MAJEURE. Notwithstanding any other term or condition of this Agreement, neither Nasdaq nor Licensee shall be obligated to perform or observe its obligations undertaken in this Agreement if prevented or hindered from doing so by any circumstances beyond its control, including, without limitation, acts of God, perils of the sea and air, fire, flood, drought, war, explosion, sabotage, terrorism, embargo, civil commotion, acts of any governmental body, supplier delays, communications, or power failure, equipment or software malfunction, and labor disputes.

SECTION 16. CONFIDENTIALITY. Each Party shall protect information declared by the other Party to be CONFIDENTIAL, or Proprietary. In fulfilling its confidentiality obligations, each Party shall use a reasonable standard of care, at least the same standard of care that it uses to protect its own similar confidential or proprietary information. All confidential or proprietary information must be conspicuously marked PROPRIETARY or CONFIDENTIAL. Information revealed orally becomes subject to protection when related to marked written materials or when designated as PROPRIETARY or CONFIDENTIAL as long as the designation is confirmed in writing within ten (10) calendar days of the designation. Either Party (including the Corporations) may disclose information to the extent demanded by a court, revealed to a government agency with regulatory jurisdiction over the Party (including the Corporations), or in the Party's regulatory responsibilities over its members, associated persons, issuers, or others under the Exchange Act of 1934, or similar applicable law. The obligation of non-disclosure shall not extend to information which: (a) is then already in the possession of the Party (including the Corporations) while not under a duty of non-disclosure; (2) is generally known or revealed to the public or within the applicable industry; (3) is revealed to the Party (including the Corporations) by a third party--unless the Party (including the Corporations) knows that such third party is under a duty of non-disclosure; or
(4) that Party (including the Corporations) develops independently of the disclosure. Each copy, including its storage media, shall be marked with all notices that appear on the original. The obligation of non-disclosure shall survive for a period of three (3) years from the date of disclosure.

SECTION 17. NON-USE OF NASDAQ NAMES AND MARKS. Except as provided hereunder, Licensee shall not use the names The Nasdaq Stock Market, Inc., "The Nasdaq Stock Market", or "Nasdaq" nor any other trade name, trademark, service mark, copyright, or patent of the Corporations, registered or unregistered, in any advertising or promotional media of Licensee without the prior review and written consent of Nasdaq.

SECTION 18. SURVIVAL OF PROVISIONS. The terms of this Agreement shall apply to any rights that survive through the Life of this Agreement or the cancellation, termination, or rescission of this Agreement, namely--all warranties, indemnification and confidentiality obligations, and the Non-Use of Nasdaq Names and Marks.

SECTION 19.       CANCELLATION.

         19.1 Either Party may elect, without prejudice to any other rights or remedies, to terminate the Term this Agreement, upon thirty (30) days notice with an opportunity to cure within the stated period, if the other Party has failed to perform any material obligation under this Agreement.

         19.2 Either Party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement without notice, if a petition in bankruptcy has been filed by or against the other Party or the other Party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other Party or any substantial portion of the other Party's property, or the other Party's or its officers or directors takes action approving or makes an application for any of the above.

         19.3 Licensee represents and warrants that at each time there is any Issuance of a Derivative Product, that it and each of its sub-licensees and involved entities shall have all applicable authority to Issue such Derivative Products and that each such Derivative Product is Issued strictly in accordance with all applicable legal requirements. Nasdaq may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement with reasonable notice with an opportunity to cure within such period, if Nasdaq reasonably believes that any Derivative Product is illegal or has been illegally Issued, or if the Licensee or any sub-licensee or any involved entity does not have the power to Issue any of the Derivative Products which it has or is attempting to Issue.

         19.4 Either Party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement with thirty (30) days Notice (or in the event of an emergency, with such Notice as is practicable), if either Party's ability to perform its obligations under this Agreement is substantially impaired by any new statute, or new rule, regulation, order, opinion, judgment, or injunction of the Securities and Exchange Commission, a court, an arbitration panel, or governmental body or Self-Regulatory Organization with jurisdiction over the Party.

SECTION 20. SUBSEQUENT PARTIES; LIMITED RELATIONSHIP. The Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective permitted successors, or assigns. Licensee shall not assign this Agreement (including by operation of law) without the written consent of Nasdaq. Nothing in the Agreement, express or implied, is intended to or shall (a) confer on any person other than the Parties hereto (and any of the Corporations), or their respective permitted successors or assigns, any rights to remedies under or by reason of this Agreement; (b) constitute the Parties hereto partners or participants in a joint venture; or (c) appoint one Party the agent of the other.

SECTION 21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

SECTION 22. GOVERNING LAW. This Agreement shall be deemed to have been made in the United States, in the State of New York and shall be construed and enforced in accordance with, and the laws of the State of New York hereof shall govern the validity and performance, without reference to principles of conflicts of laws thereof. Licensee hereby consents to submit to the jurisdiction of the courts for or in the City and State of New York in connection with any action or proceeding instituted relating to this Agreement.

SECTION 23. AUTHORIZATION. This Agreement shall not be binding upon a Party unless executed by an authorized officer of that Party. Licensee, Nasdaq, and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute the Agreement on behalf of Nasdaq or Licensee.

SECTION 24. HEADINGS. Section Headings are included for convenience only and are not to be used to construe or interpret this Attachment.

SECTION 25. NOTICES. All notices, invoices, and other communications required to be given in writing under this Agreement shall be directed to the persons identified in subsections (a) and (b) below and shall be deemed to have been duly given upon actual receipt by the Parties, or upon constructive receipt if sent by certified mail, return receipt requested (as of the date of signature or of first refusal of the return receipt), or by any other delivery method which obtains a signed delivery receipt, addressed to the person named below to the following addresses or to such other address as any Party hereto shall hereafter specify by written notice to the other Party or Parties hereto:

                  (a)      IF TO LICENSEE:

                           Name:            Steve Massoni
                           Title:           Van Kampen Funds Inc.
                           Address:         1 Parkview Plaza
                                            P.O. Box 5555
                                            Oak Brook Terrace, IL 60181
                           Telephone #:     212-684-6361

                           WITH A COPY TO:

                           Name:            Lou Anne McInnis
                           Title:           Office of the General Counsel

                                            Van Kampen Investments Inc.
                           Address:         1221 Avenue of the Americas

                                             New York, New York 10020
                           Telephone #:     212-762-5262


                  (b)      IF TO NASDAQ:

                           Name:    John L. Jacobs
                           Title:           Executive Vice President
                           Address: The Nasdaq Stock Market, Inc.

                                            9513 Key West Avenue
                                            Rockville, MD 20850

                           Telephone #:     301.978.8278

   With, in the event of notices of Dispute or default, a required copy to:

                           The Nasdaq Stock Market, Inc.
                           Office of the General Counsel
                           9513 Key West Avenue
                           Rockville, MD 20850
                           Attn: Nasdaq Contracts Group

SECTION 26. AMENDMENT, WAIVER, AND SEVERABILITY. Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the Party against whom enforcement of such amendment, modification, or waiver is sought ("CONSENT").

         26.1 No failure on the part of Nasdaq or Licensee to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

         26.2 If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 27. COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

SECTION 28. SCHEDULE OF ATTACHMENTS. The following Attachments are referred to in this Agreement and are incorporated as if set forth in full herein. In the event of a conflict between the Attachments and this Agreement, the Attachments shall govern:

Attachment I          --   Sub-Licensees

Attachment II         --   Definition of Derivative Product(s) and Fees
Attachment II.        --   Sub-License Agreement

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS.

VAN KAMPEN FUNDS INC. ("LICENSEE")

By:      __________________________________________

Name:    __________________________________________

Title:   __________________________________________
                           AUTHORIZED OFFICER

Date:    __________________________________________


Executed this ______ day of _____________________, 2005, for and on behalf of:

THE NASDAQ STOCK MARKET, INC. ("NASDAQ")

By:      __________________________________________

Name:    John L. Jacobs

Title:   Executive Vice President




                                                 2005 Main license agreement (2)
                                                                       1/11/2005

                                  ATTACHMENT I

                Permitted Sub-Licensees of Van Kampen Funds Inc..


                                  ATTACHMENT II

                  DEFINITION OF DERIVATIVE PRODUCTS AND PRICES

NO INDEX-LICENSED PRODUCT MAY BE AN INSTRUMENT ISSUED BY THE OPTIONS CLEARING CORPORATION (OCC) OR ANOTHER CLEARING AGENCY REGISTERED UNDER SECTION 17 OF THE SECURITIES EXCHANGE ACT OF 1934 OR ANY INSTRUMENT EXCLUSIVELY REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION ("CFTC") OR TRADED ON AN ELECTRONIC TRADING FACILITY MAINTAINED BY THE CFTC, OR AN OPTION ON SUCH INSTRUMENTS. AN INDEX-LICENSED PRODUCT MAY ONLY BE LISTED OR TRADED ON A NON-AMERICAN MARKET. A "NON-AMERICAN MARKET" MEANS AN EXCHANGE OR MARKET FOR ANY FINANCIAL INSTRUMENT (INCLUDING EQUITIES, OPTIONS, FUTURES, DEBT, ETC.) NOT LOCATED IN THE AMERICAS AND ONE NOT REGISTERED, AND WHOSE SPONSOR IS NOT REGISTERED, WITH ANY SECURITIES REGULATORY AGENCY OR BODY IN THE AMERICAS. IN ANY COUNTRY OR GEOGRAPHIC REGION IN WHICH THE NASDAQ STOCK MARKET MAY OWN, OPERATE, OR BE AFFILIATED WITH AN ORGANIZED TRADING MARKET VENUE ON WHICH THE INDEX-LICENSED PRODUCT WOULD BE ELIGIBLE TO BE LISTED, SUCH NASDAQ TRADING MARKET VENUE MUST BE GRANTED THE RIGHT OF FIRST REFUSAL TO LIST THE INDEX-LICENSED PRODUCT BEFORE THE PRODUCT MAY BE LICENSED FOR LISTING OR TRADING ON ANOTHER EXCHANGE OR MARKET.

NASDAQ RESERVES AS ITS OWN ALL WORLDWIDE PROPRIETARY INTEREST IN THE NASDAQ MARKS, WHICH MAY BE USED IN CONNECTION WITH EXCHANGE TRADED FUND-TYPE PRODUCTS BASED ON THE NASDAQ-100 INDEX(R). THEREFORE, NO LICENSE IS GRANTED FOR AN EXCHANGE TRADED FUND ("ETF"), WHETHER OR NOT REGISTERED AS AN INVESTMENT COMPANY IN THE FORM OF AN OPEN-END MUTUAL FUND, A UNIT INVESTMENT TRUST, OR OTHERWISE WORLDWIDE. FURTHERMORE, NO LICENSE IS GRANTED FOR ANY FINANCIAL INSTRUMENTS WHOSE INVESTMENT ATTRIBUTES, AS DETERMINED BY NASDAQ IN ITS SOLE DISCRETION, MAKE IT SIMILAR TO AN EXCHANGE TRADED FUND BASED ON THE NASDAQ-100 INDEX(R). IN ASSESSING SIMILARITY TO AN ETF, FACTORS TO BE CONSIDERED INCLUDE, AMONG OTHERS:
1) WHETHER THE MARKET VALUE OF THE INSTRUMENT IS LIKELY TO MOVE UP OR DOWN IN CLOSE CORRELATION TO THE NASDAQ-100 INDEX(R) OR TO A NASDAQ ETF BASED ON THE INDEX; 2) WHETHER THE INSTRUMENT IS AVAILABLE TO BE PURCHASED OR SOLD BY THE AVERAGE PUBLIC INVESTOR AND HELD IN A BROKERAGE ACCOUNT IN A MANNER SIMILAR TO THAT OF AN ORDINARY SHARE OF STOCK; AND 3) WHETHER THE INSTRUMENT IS LISTED OR TRADED ON A WELL-ESTABLISHED MARKETPLACE WHICH SEEKS TO ATTRACT THE ORDER FLOW OF THE AVERAGE PUBLIC INVESTOR. IN CONSIDERING THE FACTS AND CIRCUMSTANCES PERTAINING TO ANY PARTICULAR PRODUCT IN LIGHT OF THE ABOVE CRITERIA OR OTHER REASONABLE CRITERIA, NASDAQ RESERVES THE ABSOLUTE RIGHT WITHIN ITS SOLE DISCRETION TO REFRAIN FROM GRANTING A LICENSE WITH RESPECT TO THE NASDAQ MARKS AS IT DEEMS NECESSARY TO PROTECT ITS PROPRIETARY INTEREST.

DESCRIPTION OF DERIVATIVE PRODUCT(S)

NAME                                      Van Kampen Unit Trusts- Nasdaq
                                          Select 10 Portfolio

SHORT NAME                                NASQ

PORTFOLIO SECURITIES                      10 Securities

PROCESS                                   1.) Begin with the Nasdaq-100 Index.
                                          2.) Rank the companies by market
                                          capitalization and chose the top
                                          twenty 3.) Rank those twenty companies
                                          based on the previous twelve month's
                                          sales as most recently reported 4.)
                                          Select the ten companies with the
                                          highest annual sales, by dollar amount
                                          and equally weight each security.

Term: Effective November 1, 2004

FEES

The annual license fees are the greater of $10,000 ( the "Annual Minimum Fee") or four (4) basis points (.0004%) of the total assets under management of the Nasdaq Select 10 Portfolio, PAYABLE quarterly. The Minimum Annual Fees shall be payable on the commencement date, for the term of the License Agreement. Amounts in excess of the Minimum Annual Fee shall be paid to Nasdaq within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation. In addition, a year-end statement for the preceding calendar year shall be provided and shall include the monthly average assets under management at each month end.

The first day of the calendar quarter that includes the date of Issuance of the first shares of the first series of each Derivative Product shall be referred to as the "Anniversary Date". The Licensee shall pay to Nasdaq the greater of the Annual Minimum Fee or .0001 basis points of the funds then under management for that Derivative Product on each Anniversary Date (for the first year, the assets are those under management on the issuance date; for subsequent years, the assets under management are calculated based on the assets then under management of the entire series for that Derivative Product on the day before the date of the termination of the series of that Derivative Product that expires at the end of that quarter). Thereafter, within 30 days after the end of each calendar quarter, Licensee shall file a report calculating the fee based upon .0001 basis points of the assets then under management of the entire series of the Derivative Product that expires at the end of that quarter. Licensee shall pay, within 30 days after the end of the applicable calendar quarter, the difference between: (a) the cumulative total of the fees calculated each quarter since the last Anniversary Date; and (b) the Annual Minimum Fee plus fees paid in quarters since the last Anniversary Date.

                                                        Nasdaq-100 Index License
                                                                   Version: 7.04

                                 ATTACHMENT III

                              Sub-License Agreement

This agreement ("AGREEMENT"), is made by and between [Insert Name of Licensee] ("LICENSEE"), whose principal offices are located at

------------------------------------
and who is a Licensee of The Nasdaq Stock Market, Inc. ("NASDAQ"), a Delaware Corporation whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and __________________________ ("SUB-LICENSEE"),
whose principal offices are located at
____________________________________________.

         WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R) as trade names, trademarKs or service marks ("MARKS");

         WHEREAS, Nasdaq determines the components of the Nasdaq-100 Index(R) and the proprietary data contained therein ("INDEX") anD such efforts involve the considerable expenditure of time, effort, judgment and money; and

         WHEREAS, Nasdaq calculates, maintains, and disseminates the Index; and

         WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products ("LICENSE AGREEMENT"); and

         WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

         WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew ("ISSUE", "ISSUING", or "ISSUANCE") such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

SECTION 1. SCOPE OF SUB-LICENSE. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification. SECTION 2. NO FURTHER SUB-LICENSE. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

SECTION 3. TERM. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

SECTION 4. GENERAL PROVISIONS. Sections from 21, through and including, Section 27 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS SUB-LICENSE AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS.

[INSERT NAME OF LICENSEE] ("LICENSEE")

By:      ______________________________________________

Name:    ______________________________________________

Title:   ______________________________________________
                           AUTHORIZED OFFICER

Date:    ______________________________________________



[INSERT NAME OF SUB-LICENSEE] ("SUB-LICENSEE")

By:      ______________________________________________

Name: ______________________________________________

Title:   ______________________________________________
                           AUTHORIZED OFFICER

Date:    ______________________________________________





                                 ATTACHMENT II.

                  Definition of Derivative Products and Prices

         NO INDEX-LICENSED PRODUCT MAY BE AN INSTRUMENT ISSUED BY THE OPTIONS CLEARING CORPORATION (OCC) OR ANOTHER CLEARING AGENCY REGISTERED UNDER SECTION 17 OF THE SECURITIES EXCHANGE ACT OF 1934 OR ANY INSTRUMENT EXCLUSIVELY REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION (CFTC) OR TRADED ON AN ELECTRONIC TRADING FACILITY MAINTAINED BY THE CFTC, OR AN OPTION ON SUCH INSTRUMENTS. AN INDEX-LICENSED PRODUCT MAY ONLY BE LISTED OR TRADED ON A NON-AMERICAN MARKET. A "NON-AMERICAN MARKET" MEANS AN EXCHANGE OR MARKET FOR ANY FINANCIAL INSTRUMENT (INCLUDING EQUITIES, OPTIONS, FUTURES, DEBT, ETC.) NOT LOCATED IN THE AMERICAS AND ONE NOT REGISTERED, AND WHOSE SPONSOR IS NOT REGISTERED, WITH ANY SECURITIES REGULATORY AGENCY OR BODY IN the AMERICAS. IN ANY COUNTRY OR GEOGRAPHIC REGION IN WHICH THE NASDAQ STOCK MARKET MAY OWN, OPERATE, OR BE AFFILIATED WITH AN ORGANIZED TRADING MARKET VENUE ON WHICH THE INDEX-LICENSED PRODUCT WOULD BE ELIGIBLE TO BE LISTED, SUCH NASDAQ TRADING MARKET VENUE MUST BE GRANTED THE RIGHT OF FIRST REFUSAL TO LIST THE INDEX-LICENSED PRODUCT BEFORE THE PRODUCT MAY BE LICENSED FOR LISTING OR TRADING ON ANOTHER EXCHANGE OR MARKET.

         NASDAQ RESERVES AS ITS OWN ALL WORLDWIDE PROPRIETARY INTEREST IN THE NASDAQ-100(R) AND THE NASDAQ-100 INDEX(R) (THE NASDAQ MARKS), WHICH MAY BE USED IN CONNECTION WITH EXCHANGE TRADED FUND-TYPE PRODUCTS BASED ON THE NASDAQ-100 INDEX(R). THEREFORE, NO LICENSE IS GRANTED FOR AN EXCHANGE TRADED FUND (ETF), WHETHER OR NOT REGISTERED AS AN INVESTMENT COMPANY IN THE FORM OF AN OPEN-END MUTUAL FUND , A UNIT INVESTMENT TRUST, OR OTHERWISE WORLDWIDE. FURTHERMORE, NO LICENSE IS GRANTED FOR ANY FINANCIAL INSTRUMENTS WHOSE INVESTMENT ATTRIBUTES, AS DETERMINED BY NASDAQ IN ITS SOLE DISCRETION, MAKE IT SIMILAR TO AN EXCHANGE TRADED FUND BASED ON THE NASDAQ-100 INDEX(R). IN ASSESSING SIMILARITY TO AN ETF, FACTORS TO BE CONSIDERED INCLUDE, AMONG OTHERS: 1) WHETHER THE MARKET VALUE OF THE INSTRUMENT IS LIKELY TO MOVE UP OR DOWN IN CLOSE CORRELATION TO THE NASDAQ-100 INDEX(R) OR TO A NASDAQ ETF BASED ON THE INDEX; 2) WHETHER THE INSTRUMENT IS AVAILABLE TO BE PURCHASED OR SOLD BY THE AVERAGE PUBLIC INVESTOR AND HELD IN A BROKERAGE ACCOUNT IN A MANNER SIMILAR TO THAT OF AN ORDINARY SHARE OF STOCK; AND 3) WHETHER THE INSTRUMENT IS LISTED OR TRADED ON A WELL-ESTABLISHED MARKETPLACE WHICH SEEKS TO ATTRACT THE ORDER FLOW OF THE AVERAGE PUBLIC INVESTOR. IN CONSIDERING THE FACTS AND CIRCUMSTANCES PERTAINING TO ANY PARTICULAR PRODUCT IN LIGHT OF THE ABOVE CRITERIA OR OTHER REASONABLE CRITERIA, NASDAQ RESERVES THE ABSOLUTE RIGHT WITHIN ITS SOLE DISCRETION TO REFRAIN FROM GRANTING A LICENSE WITH RESPECT TO THE NASDAQ MARKS AS IT DEEMS NECESSARY TO PROTECT ITS PROPRIETARY INTEREST.

DESCRIPTION OF PRODUCT(S)

The Enhanced Index Strategies Portfolio will combine 6 different Van Kampen UIT strategies into a single portfolio

INVESTMENT SCREENING PROCESSES

These will vary with each of the six strategies. The Dow Contrarian Strategy, also known as the "Underdogs," is simply the 10 Dow Jones Industrial Average stocks with the worst performance on a price basis over the last 52 weeks. Three of the strategies, the Large Cap Growth, Mid-Cap Value, and Small Cap Core, utilize the quantitative models developed by Lightstone Capital Management. The EAFE Select 20 uses sales, earnings and dividend growth screens, followed by liquidity and dividend ranking screens. The NASDAQ Select 10 uses market cap and sales screens to develop its portfolio. Each strategy has hypothetical performance, including sales charges and expenses, dating back to at least 1992, and in some cases over 30 years.

FEES

The annual license fees are the greater of $2,000 ( the "Annual Minimum Fee") or ..85 basis points (.0085%) of the total assets under management of the Global Enhanced Index Strategies Portfolio, PAYABLE quarterly. The Minimum Annual Fees shall be payable on the commencement date, for the term of the License Agreement. Amounts in excess of the Minimum Annual Fee shall be paid to Nasdaq within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation. In addition, a year-end statement for the preceding calendar year shall be provided and shall include the monthly average assets under management of the Nasdaq-100 Account at each month end. The first day of the calendar quarter that includes the date of Issuance of the first shares of the first series of each Derivative Product shall be referred to as the "Anniversary Date". The Licensee shall pay to Nasdaq the greater of the Annual Minimum Fee or .02125 basis points of the funds then under management for that Derivative Product on each Anniversary Date (for the first year, the assets are those under management on the issuance date; for subsequent years, the assets under management are calculated based on the assets then under management of the entire series for that Derivative Product on the day before the date of the termination of the series of that Derivative Product that expires at the end of that quarter). Thereafter, within 30 days after the end of each calendar quarter, Licensee shall file a report calculating the fee based upon .02125 basis points of the assets then under management of the entire series of the Derivative Product that expires at the end of that quarter. Licensee shall pay, within 30 days after the end of the applicable calendar quarter, the difference between: (a) the cumulative total of the fees calculated each quarter since the last Anniversary Date; and (b) the Annual Minimum Fee plus fees paid in quarters since the last Anniversary Date.

This Attachment II is meant to supplement and not to supersede the prior Attachment II.

         IN WITNESS WHEREOF, AUTHORIZED OFFICERS OF THE PARTIES HAVE SIGNED THIS AGREEMENT WITH THE INTENT TO BE BOUND THEREBY.

Van Kampen Investments____________ (Licensee)
The Nasdaq Stock Market, Inc. (Nasdaq)
----------------------------------

By:      ________________________    By _____________________________

Name:    ________________________    Name: John L. Jacobs______________


Title:   ________________________    Title Executive Vice President______

 AUTHORIZED OFFICER

Date:    ________________________    Date: ___________________________